UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 29, 2018

CYTOSORBENTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36792	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Loan and Security Agreement

On March 29, 2018 (the “Closing Date”), CytoSorbents Corporation, a Delaware corporation (the “Company”), along with CytoSorbents Medical, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“CytoSorbents Medical” and, together with the Company, the “Borrower”), entered into an Amended and Restated Loan and Security Agreement (the “Restated Loan and Security Agreement”) with Bridge Bank, a division of Western Alliance Bank, an Arizona corporation (the “Bank”), which amended and restated, in its entirety, that certain Loan and Security Agreement, dated as of June 30, 2016, by and among the Borrower and the Bank (the “Prior Loan and Security Agreement”).

Under the Restated Loan and Security Agreement, the Bank has agreed to loan up to an aggregate of $15 million to the Borrower, to be disbursed in two tranches: (1) one tranche of $10 million (the “Term A Loan”) which shall be funded on the Closing Date (as defined in the Restated Loan and Security Agreement) and used to refinance the Borrower’s outstanding indebtedness under the Prior Loan and Security Agreement, and (2) a second tranche of $5 million which may be disbursed at the Borrower’s sole request prior to March 31, 2019 provided certain conditions are met (the “Term B Loan” and together with the Term A Loan, the “Term Loans”). The proceeds from the Term Loans will be used for working capital purposes and to fund general business requirements in accordance with the terms of the Restated Loan and Security Agreement. The Term Loans shall bear interest, on the outstanding daily balance thereof, at a floating per annum rate equal to the Effective Interest Rate (as defined in the Restated Loan and Security Agreement).

On March 2, 2018, the Borrower paid a diligence deposit to the Bank, which amounts shall be applied toward the Bank Expenses (as defined the Restated Loan and Security Agreement) payable on the Closing Date and, if any diligence deposit is remaining thereafter, towards the non-refundable closing fee of $25,000 which was due and payable on the Closing Date. Commencing on the first calendar day of the calendar month after a Term Loan is made, the Borrower shall make monthly interest payments during the term of each Term Loan. Commencing on November 1, 2019, if the Term B Loan is not made (or May 1, 2020, if the Term B Loan is made), the Borrower shall make equal monthly payments of principal, together with accrued and unpaid interest, pursuant to the terms of the Restated Loan and Security Agreement. All unpaid principal and accrued and unpaid interest shall be due and payable in full on April 1, 2022. In addition, the Restated Loan and Security Agreement requires the Borrower to pay a non-refundable final fee equal to 2.5% of the principal amount of each Term Loan funded upon the earlier of the (i) April 1, 2022 maturity date or (ii) termination of the Term Loan via acceleration or prepayment. The Term Loans shall be evidenced by one or more secured promissory notes issued to the Bank by the Borrower. If the Borrower elects to prepay the Term Loan(s) pursuant to the terms of the Restated Loan and Security Agreement, it will owe a prepayment fee to the Bank, as follows: (1) for a prepayment made on or after the funding date of a Term Loan through and including the first anniversary of such funding date, an amount equal to 2.0% of the principal amount of such Term Loan prepaid; (2) for a prepayment made after the first anniversary of the funding date of a Term Loan through and including the second anniversary of such funding date, an amount equal to 1.5% of the principal amount of such Term Loan prepaid; and (3) for a prepayment made after the second anniversary of the funding date of a Term Loan through March 31, 2022, an amount equal to 1.0% of the principal amount of such Term Loan prepaid.

Events of default which may cause repayment of the Term Loans to be accelerated include, among other customary events of default, (1) non-payment of any obligation when due, (2) the failure to perform any obligation required under the Restated Loan and Security Agreement and to cure such default within a reasonable time frame, (3) the occurrence of a Material Adverse Event (as defined in the Restated Loan and Security Agreement), (4) the attachment or seizure of a material portion of the Borrower’s assets if such attachment or seizure is not released, discharged or rescinded within 15 days, and (5) if the Borrower becomes insolvent or starts an insolvency proceeding or if an insolvency proceeding is brought by a third party against the Borrower and such proceeding is not dismissed or stayed within 30 days. The Restated Loan and Security Agreement includes customary loan conditions, Borrower representations and warranties, Borrower affirmative covenants and Borrower negative covenants for secured transactions of this type.

The Company’s and CytoSorbents Medical’s obligations under the Restated Loan and Security Agreement are joint and several. The obligations under the Restated Loan and Security Agreement are secured by a first priority security interest in favor of the Bank with respect to the Borrower’s Shares (as defined in the Restated Loan and Security Agreement) and the Borrower’s Collateral (as defined in the Restated Loan and Security Agreement), which definition excludes the Borrower’s intellectual property and other customary exceptions.

A copy of the Restated Loan and Security Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing is a summary description of the terms of the Restated Loan and Security Agreement and does not purport to be complete.

Success Fee Letter

In connection with the Restated Loan and Security Agreement, the Borrower simultaneously entered into a Success Fee Letter (the “Letter”) with the Bank which will only be effective if the Term B Loan is drawn. Pursuant to the Letter, the Borrower shall pay to the Bank a success fee in the amount equal to 6.37% of the funded amount of the Term B Loan (as defined in the Restated Loan and Security Agreement) (the “Success Fee”) upon the first occurrence of any of the following events (each a “Liquidity Event”): (a) a sale or other disposition by the Borrower of all or substantially all of its assets; (b) a merger or consolidation of the Borrower into or with another person or entity, where the holders of the Borrower’s outstanding voting equity securities as of immediately prior to such merger or consolidation hold less than a majority of the issued and outstanding voting equity securities of the successor or surviving person or entity as of immediately following the consummation of such merger or consolidation; (c) a transaction or a series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of the Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of the Borrower, who did not have such power before such transaction; or (d) the closing price per share for the Company’s common stock on the Nasdaq Capital Market being the greater of (i) 70% or more over $7.05, the closing price of the Company’s common stock on March 29, 2018 (after giving effect to any stock splits or consolidations effected after the date thereof) for five successive business days, or (ii) at least 26.13% more than the closing price of the Company’s common stock on the date of the funding of the Term B Loan.

If the Success Fee is due pursuant to a Liquidity Event described in clause (d) of the definition thereof, the Company may elect, in lieu of paying the Success Fee in cash, to issue and sell to the Bank, in exchange for the Success Fee, such number of shares of the Company’s common stock as would be equal to the quotient (calculated by rounding up the nearest whole number) obtained by dividing (a) the Success Fee by (b) the volume weighted average price per share of the Company’s common stock for the same five successive business days on which the closing price per share of the Company’s common stock caused the Success Fee to become payable. The Bank’s right to receive the Success Fee and the Borrower’s obligation to pay such Success Fee terminate on the date that is the fifth anniversary of the funding date of the Term B Loan, and shall survive the termination of the Restated Loan and Security Agreement and any prepayment of the Term Loans.

The terms of the Success Fee Letter which was entered into with the Prior Loan and Security Agreement remain unchanged and such Success Fee Letter remains in effect until June 30, 2021.

A copy of the Letter is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing is a summary description of the terms of the Letter and does not purport to be complete.

Item 8.01	Other Events.

On April 4, 2018, the Company issued a press release announcing its entry into the Restated Loan and Security Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Amended and Restated Loan and Security Agreement, dated as of March 29, 2018, by and among CytoSorbents Corporation, CytoSorbents Medical, Inc. and Western Alliance Bank.

10.2	Success Fee Letter, dated as of March 29, 2018, by and among CytoSorbents Corporation, CytoSorbents Medical, Inc. and Western Alliance Bank.

99.1	Press Release, dated April 4, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2018	CYTOSORBENTS CORPORATION

	By:	/s/ Dr. Phillip P. Chan
	Name:	Dr. Phillip P. Chan
	Title:	President and Chief Executive Officer